UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

March 14, 2011

Date of report (date of earliest event reported)

LPL Investment Holdings Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34963	20-3717839
(State or other jurisdictions of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Nos.)

One Beacon Street, Floor 22

Boston MA 02108

(Address of principal executive offices) (Zip Code)

(617) 423-3644

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities.

On March 14, 2011, LPL Investment Holdings Inc. (the “Company”) committed to a corporate restructuring plan to enhance its service offering while generating efficiencies for the Company.  The restructuring plan consolidates the operations of UVEST Financial Services Group, Inc. (“UVEST”) with those of LPL Financial LLC (“LPL Financial”). In connection with the consolidation, certain registered representatives currently associated with UVEST will move to LPL Financial through a transfer of their licenses.  The transfers are expected be completed in stages, with the first stage commencing in June 2011, and the final stage to be completed by December 2011.  Following the transfer of registered representatives and client accounts to LPL Financial, all registered representatives and client accounts that transferred shall then be associated with LPL Financial, a clearing broker/dealer. In addition, UVEST will terminate its clearing relationship with Pershing LLC.

The Company anticipates recording pre-tax charges of $52.6 million over the course of this restructuring plan, including a non-cash impairment charge of $5.6 million. These charges are comprised of $7 million of advisor retention and related benefits, $11.4 million of contract termination fees, $9.8 million in technology costs, and $18.8 million in other expenditures principally relating to the conversion and transfer of registered representatives and client accounts from UVEST to LPL Financial.

These restructuring activities are expected to be completed by the end of 2011.  The Company expects this restructuring will improve pre-tax profitability by approximately $10 million to $12 million per year beginning in 2012 by creating operational efficiencies and revenue opportunities.

A copy of the Company’s press release announcing the restructuring activities described above is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits

(d)  Exhibits.

99.1  Press Release dated March 14, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LPL INVESTMENT HOLDINGS INC.

	By:	/s/ Robert J. Moore
		Name:	Robert J. Moore
		Title:	Chief Financial Officer

Dated: March 14, 2011